UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2005
THERMA-WAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26911 (Commission File Number)	94-3000561 (IRS Employer Identification No.)
1250 Reliance Way
Fremont, California 94539
(Address of principal executive offices, including Zip Code)
(510) 668-2200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     The Company and the Purchasers (defined below) consummated the transaction described in Item 3.03 on November 22, 2005.
     The sale and issuance of securities pursuant to the Purchase Agreement (defined below) were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. Each Purchaser is an “accredited investor” under the Act, and the securities were sold without any general solicitation by the Company or its representatives.
Item 3.03 Material Modification to Rights of Security Holders.
     On November 22, 2005, Therma-Wave, Inc. (the “Company”) consummated the transaction contemplated by the Purchase Agreement dated November 18, 2005 (the “Purchase Agreement”), with North Run Master Fund, LP, Deephaven Relative Value Equity Trading Ltd. and Deephaven Long Short Equity Trading Ltd. (the “Purchasers”), in connection with the Company’s private placement financing in which the Company sold and issued a total of 10,400 units (the “Units”), at a price of U.S. $1,000 per Unit for aggregate gross proceeds of U.S. $10,400,000 (the “Transaction”). Each Unit consists of one share of Series B Preferred Stock and a warrant to purchase 150 shares of Common Stock at an exercise price of $1.55 per share (the “Warrants”). The Transaction is more fully described in the Company’s current report on Form 8-K filed on November 22, 2005 (000-26911).
     Pursuant to the terms of the Transaction, the distribution of dividends to holders of the Company’s Common Stock is prohibited in the absence of consent by the holders of the Company’s Preferred Stock and each share of Series B Preferred Stock is entitled to receive a 6% quarterly cash dividend. Following the Transaction, the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock shall be necessary for effecting or validating certain actions taken by either the Company or any subsidiary, including, without limitation, the issuance of debt convertible into Common Stock or the issuance of any Preferred Stock and any incurrence, directly or indirectly through any of its subsidiaries, of indebtedness or capital lease financing in excess of $5,000,000 in aggregate principal amount at any time outstanding, other than accounts payable to suppliers or other liabilities incurred in the ordinary course of business.
     The Purchasers are also entitled to nominate two representatives to the Company’s board of directors, and in the event the Company’s cash and cash equivalents fall below a specified amount as of the end of a fiscal quarter as reported on the Company’s balance sheet included in Form 10-Q or Form 10-K for such quarter, the Purchasers shall be entitled to designate one additional director (or such greater number of directors that equals the minimum number of directors necessary such that the aggregate number of directors equals at least 30% of the then sitting board members of the Company’s board of directors). The directors nominated by the Purchasers will be entitled to participate in certain board committees. In the event the Purchasers hold less than 20% of the number of shares of Series B Preferred Stock originally held by them, the Purchasers shall cease to have the right to elect any directors.
     Certain of the rights and obligations inherent in the Units issued pursuant to the Transaction may result in a dilution to existing holders of the Company’s Common Stock. Each share of Series B Preferred Stock is convertible into Common Stock at the election of the holder at an initial conversion rate of $1,000, plus accrued and unpaid dividends, divided by $1.55. In addition, exercise of the Warrants would result in additional dilution to the holders of Common Stock. The conversion rate of the Series B Preferred Stock and the exercise price of the Warrants are subject to adjustment in the event the Company issues certain securities at a price less than $1.55 per share.
     At any time after the second anniversary of the closing of the Transaction, in the event the Company’s Common Stock trades for twenty consecutive days at a price greater than or equal to 200% of the conversion price then in effect, the Company may redeem the Series B Preferred Stock at a price equal to the liquidation value of $1,000 per share plus accrued and unpaid dividends. Each holder of Series B Preferred Stock to be so redeemed may, in lieu of redemption, convert such holder’s shares of Series B Preferred Stock in whole or in part into a number of shares of Common Stock equal to the liquidation value divided by the then-current conversion price. In limited circumstances, the Company may be required to make a cash payment to holders of Series B Preferred Stock in lieu of a portion of the Common Stock that would otherwise be issued to such holders. In case of a change of control, and at each Purchaser’s option, the Company may be obligated to redeem the outstanding shares of Series B Preferred Stock immediately prior to such change of control. If, upon the fifth anniversary of the closing of the Transaction, no such redemption or conversion has occurred, the Company shall redeem any and all outstanding shares of Series B Preferred Stock at a price per share equal to the then-applicable liquidation value.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On November 22, 2005, the Company filed a Certificate of Designation to the Company’s Certificate of Incorporation. The Certificate of Designation specifies the rights, preferences and privileges of the Series B Preferred Stock. The disclosure in Item 3.03 is hereby incorporated by reference.
Item 7.01 Regulation FD Disclosure.
     The Company and the Purchasers consummated the Transaction on November 22, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMA-WAVE, INC.
/s/ Joseph J. Passarello
Date: November 28, 2005	Name:	Joseph J. Passarello
	Title:	Senior Vice President and Chief Financial Officer